Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST
ANNOUNCES THE DISTRIBUTION
FOR THE SECOND QUARTER OF FISCAL 2023

Keene, N.H. April 28, 2023 - The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of $1.05 per unit for the second quarter of fiscal 2023, payable on May 31, 2023 to owners of record on May 19, 2023. John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $1.05 per unit is 176.32%, or $0.67 per unit, higher than the distribution of $0.38 per unit for the second quarter of fiscal 2022. Additional details will be included in the earnings press release scheduled for publication on or about May 12, 2023.

Based on the Trust's agreements with the operating companies, the Trust's monthly royalty payments are paid prospectively based on the amount of royalties that were payable to the Trust in the prior quarter. In the second quarter of fiscal 2023, the royalties paid to the Trust were based on actual royalties received during the first quarter of fiscal 2023. This was a period of a spike in German natural gas prices. Given the actual quarter-over-quarter decline in gas prices from the first to the second fiscal quarters, the Trust received significantly more royalties than specified by the agreements. This overpayment of royalties has resulted in a negative carry-over that will substantially offset the amount of royalties that will be paid to the Trust in the third fiscal quarter. Consequently, this reduction in royalty income is expected to substantially reduce quarter-over-quarter cash distributions to the unit owners for the third fiscal quarter.

The Trust receives all its royalties under two royalty agreements. The Mobil Agreement, the higher royalty rate agreement, covers gas sales from the western half of the Oldenburg concession. The OEG Agreement, the lower royalty rate agreement, covers gas sales from the entire Oldenburg concession. The table below shows the factors, drawn from the respective relevant periods, which determine the amount of gas royalties that were payable to the Trust under the two agreements during the second fiscal quarters of 2023 and 2022.

Quarterly Gas Data Providing Basis for Fiscal Quarter Royalties
Mobil Agreement	1st Calendar Quarter Ended 3/31/2023	1st Calendar Quarter Ended 3/31/2022	Percentage Change
Gas Sales (Bcf) [1]	3.451	3.605	-4.27%
Gas Prices[2] (Ecents/Kwh)[3]	9.1043	5.1442	+76.98%
Average Exchange Rates[4]	1.0698	1.0883	-1.70%
Gas Royalties	$3,841,989	$2,307,437	+66.50%
OEG Agreement
Gas Sales (Bcf)	12.242	13.123	-6.71%
Gas Prices (Ecents/Kwh)	9.2846	5.2460	+76.98%
Average Exchange Rates	1.0698	1.0867	-1.56%
Gas Royalties	$2,136,825	$1,257,976	+69.86%

Footnotes:

    1. Billion cubic feet
    2. Gas prices derived from November-January period
    3. Euro cents per kilowatt hour
    4. Based on average Euro/dollar exchange rates of cumulative royalty transfers

The cumulative 12-month distribution, which includes the May 2023 distribution and the three prior quarterly distributions, is $3.25 per unit. This 12-month cumulative distribution is 253.26% or $2.33 per unit higher than the prior cumulative 12-month distribution of $0.92 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August, and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, email: jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.

Forward-Looking Statements

This press release may contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future expectations and events or conditions concerning the Trust, such as statements concerning future gas prices, royalty payments and cash distributions. Many of these statements are based on information provided to the Trust by the operating companies or by consultants using public information sources, are difficult to predict, and are generally beyond the control of the Trust. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in any forward-looking statements. These include: the fact that the assets of the Trust are depleting assets and, if the operators developing the concession do not perform additional development projects, the assets may deplete faster than expected; risks and uncertainties concerning levels of gas production and gas sale prices, general economic conditions, and currency exchange rates; the ability or willingness of the operating companies to perform under their contractual obligations with the Trust; potential disputes with the operating companies and the resolution thereof; and political and economic uncertainty arising from Russia's invasion of Ukraine. Any forward-looking statement speaks only as of the date on which such statement is made, and the Trust does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.